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Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: Patrick Fitzgerald MIDWAY GAMES INC. (773) 961-2222 pfitzgerald@midwaygames.com	Joseph N. Jaffoni Jaffoni & Collins Incorporated (212) 835-8500 mwy@jcir.com

MIDWAY GAMES INC. REVISES GUIDANCE FOR THE DECEMBER QUARTER

    Chicago, Illinois, November 14, 2001—Midway Games Inc. (NYSE:MWY) announced today new guidance for the quarter ending December 31, 2001 based on a change to the company's product release schedule. NFL Blitz 20-02 for the PlayStation®2 computer entertainment system has been rescheduled for release early in the quarter ending March 31, 2002 due to a delay in product development. The Company now expects revenues for the quarter ending December 31, 2001 to be between $40,000,000 and $45,000,000, with pre-tax operating results between a loss of $3,000,000 and break even. The Company had previously provided guidance for the December quarter of approximately $50,700,000 in revenue and a pre-tax operating profit of approximately $1,800,000.

    Midway Games Inc. is a leading developer, publisher and marketer of interactive entertainment software. Midway videogames are available for play on all major videogame platforms including the PlayStation®2 computer entertainment system, Microsoft® Xbox™ video game system, Nintendo GameCube™ and Game Boy® Advance.

    This press release contains forward-looking statements concerning future business conditions and the outlook for the Company based on currently available information that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in the forward looking statements as a result of risks and uncertainties, including, without limitation, the financial strength of the amusement games industry, dependence on new product introductions and the ability to maintain the scheduling of such introductions, technological changes, dependence on major platform manufacturers and other risks more fully described under "Risk Factors" in the Company's Annual Report on Form 10-K filed on September 28, 2001 with the SEC.

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  Exhibit 99.1